CHESAPEAKE UTILITIES CORPORATION AND SUBSIDIARIES
                                     EXHIBIT 12
                       RATIO OF EARNINGS TO FIXED CHARGES

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FOR THE YEARS ENDED DECEMBER 31,                                2001         2000         1999
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
INCOME FROM CONTINUING OPERATIONS . . . . . . . . . . .  $ 6,721,537  $ 7,489,201  $ 8,270,986
Add:
     Income taxes . . . . . . . . . . . . . . . . . . .    4,252,275    4,496,592    4,684,247
     Portion of rents representative of interest factor      275,773      156,680      162,278
     Interest on indebtedness . . . . . . . . . . . . .    5,178,495    4,398,266    3,348,231
     Amortization of debt discount and expense. . . . .      101,183      111,122      117,966
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EARNINGS AS ADJUSTED. . . . . . . . . . . . . . . . . .  $16,529,263  $16,651,861  $16,583,708
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FIXED CHARGES
     Portion of rents representative of interest factor  $   275,773  $   156,680  $   162,278
     Interest on indebtedness . . . . . . . . . . . . .    5,178,495    4,398,266    3,348,231
     Amortization of debt discount and expense. . . . .      101,183      111,122      117,966
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FIXED CHARGES . . . . . . . . . . . . . . . . . . . . .  $ 5,555,451  $ 4,666,068  $ 3,628,475
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RATIO OF EARNINGS TO FIXED CHARGES. . . . . . . . . . .         2.98         3.57         4.57
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